                                                                    Exhibit 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

GENERAL

The Lubrizol Corporation is a global fluid technology company that develops, produces and sells high-performance chemicals, systems and services for transportation and industry. We create these products by applying advanced chemical and mechanical technologies to enhance the performance, quality and value and reduce the environmental impact of the customer products in which our products are used. We are a geographically diverse company operating manufacturing and blending facilities, laboratories and offices in approximately 30 countries through the efforts of approximately 5,000 employees.

Beginning in the second quarter of 2004, we reorganized our business as a result of the Noveon International, Inc. (Noveon) acquisition (see Note 18 to the financial statements) into two operating and reporting segments: the lubricant additives segment, also known as Lubrizol Additives, and the specialty chemicals segment, also known as the Noveon segment. The lubricant additives segment represents approximately 56% of expected annualized consolidated revenues and is comprised of our previous business in fluid technologies for transportation, advanced fluid systems, emulsified products and the former industrial additives product group of fluid technologies for industry. The specialty chemicals segment represents approximately 44% of expected annualized consolidated revenues and is comprised of the businesses of the acquired Noveon International and the former performance chemicals group of fluid technologies for industry.
Note 13 to the financial statements contains our segment reporting disclosure including a further description of the nature of our operations, the product lines within each of the operating segments, segment profitability and related financial disclosures for the reportable segments.

We primarily evaluate performance and allocate resources based on segment operating income, defined as revenues less expenses identifiable to the product lines included within each segment, as well as projected future returns. As part of reorganizing our business into two operating segments, we have reclassified certain administrative expenses that previously were deducted in arriving at segment operating income and are now classified as unallocated corporate expenses. Segment operating income will reconcile to consolidated income before tax by deducting the write-off of acquired IPR&D projects, restructuring charges, net interest expense, corporate expenses and corporate other income that we do not attribute to either operating segment.

We have restated our segment results for 2003, 2002 and 2001 to reflect the new reporting classifications of products between the two operating segments and the new definition of segment operating income.

LUBRICANT ADDITIVES

A variety of industry market forces and conditions continues to influence the lubricant additives business. A key factor is the low global growth rate for this business, which we believe is in the range of approximately 0% to 1% per year. Additional characteristics of this market are:

- Consolidation of the customer base in recent years, which has increased the competitiveness of the transportation lubricant additives market. Our 2003 volume was impacted by the loss of a large piece of business as a result of a major oil company merger.

- Frequent product specification changes driven primarily by original equipment manufacturers (OEMs) and the impact of environmental and fuel economy regulations on the OEMs. The specification changes require us to incur product development and testing costs, but also enable us to apply our technological know-how to create products and solve problems. We believe our technology, and our expertise in applying it, are key strengths.

- Improved engine design, which can result in longer lubricant drain intervals. Longer drain intervals lessen demand for lubricants.

We believe we are the market leader in transportation lubricant additives and intend to remain the leader by continuing to invest in this business. The lubricant additives segment represents the preponderance of our assets, revenues, earnings and cash flow for 2003, 2002 and 2001.

SPECIALTY CHEMICALS

We are expanding beyond our lubricant additives business by using our strengths, including our technology, formulating skills and broad geographic infrastructure, to develop and invest in new fluid technology applications in higher-growth industrial markets. Specialty chemicals revenues have grown from $117.9 million in 2001 to $255.5 million in 2003. Key factors to this segment's success continue to be introduction of new products, development of new applications for existing products, cross-selling of products, geographic expansion and acquisitions.

In 2002, we completed four acquisitions having aggregate annualized revenues of $85 million, including Chemron Corporation, a supplier of specialty surfactants principally for the personal care market. In 2003, we acquired a personal care ingredients business from Amerchol Corporation, a subsidiary of The Dow Chemical Company. In addition, we expanded our foam control additives business with the acquisition of silicones product lines. The 2003 acquisitions expanded our foam control additives business to approximately $40 million in annual revenues. In late January 2004, we acquired the additives business of Avecia, with annual revenues of approximately $50 million. The business develops, manufactures and markets high value additives used in coatings and inks.

PRIMARY FACTORS AFFECTING 2003 RESULTS

In addition to lower shipment volume in our lubricant additives business along with acquisitions and ongoing business growth in the specialty chemicals segment, the factors that most affected our 2003 results were:

-  currency effects;

-  increased raw material and energy costs; and

-  cost control activities, including restructuring programs.

In 2003, currency had an overall favorable effect on our operating results. We conduct a significant amount of our business outside the United States and are subject to business risks inherent in non-U.S. activities, including currency exchange rate fluctuations. As the U.S. dollar strengthens or weakens against other international currencies in which we transact business, our financial results will be affected.

Raw material costs are significantly influenced by the price of crude oil and natural gas. Our results are affected by how quickly and the extent to which we are able to change our product selling prices in reaction to raw material cost and operating cost changes.

Our operating cost structure has been pressured by higher energy, insurance, pension and health care expenses. Additionally, a large portion of our manufacturing expenses are fixed in the short term. As a result of these cost pressures and to achieve a more competitive cost structure, primarily in the lubricant additives segment, we implemented several restructuring programs in 2003.

2003 RESULTS OF OPERATIONS COMPARED WITH 2002

ANALYSIS OF REVENUES

                                                                                                    Excluding Acquisitions
                                                                                                    ----------------------
(Millions of Dollars)                         2003           2002        $ Change      % Change     $ Change      % Change
---------------------                       --------       --------      --------      --------     --------      --------
Net sales                                   $2,049.1       $1,980.3        $68.8            3%        $25.8            1%
Royalties and other revenues                     3.0            3.6         (0.6)         (15%)        (0.6)         (17%)
                                            --------       --------        -----                      -----
Total revenues                              $2,052.1       $1,983.9        $68.2            3%        $25.2            1%
                                            ========       ========        =====                      =====

We had record consolidated revenues for 2003. However, income per share before cumulative effect of a change in accounting principle declined 28% in 2003 to $1.76 per share, from $2.45 per share in 2002. The primary operating drivers of the lower earnings were lower shipment volume and higher raw material costs and manufacturing expenses, which more than offset higher selling price/mix, favorable currency, a lower effective tax rate and acquisitions that were accretive to earnings. In addition, a restructuring charge reduced 2003 earnings by $.29 per share.

In 2003, the increase in consolidated revenues was due to a 9% increase in average selling price, partially offset by a 6% decline in shipment volume.

Changes in our shipment volume vary by geographic area. The following table shows our 2003 shipment volume by geographic zone as well as the changes compared with 2002:

ANALYSIS OF VOLUME - 2003 VS. 2002

                                                         Excluding
                                 2003                   Acquisitions
                               Volume     % Change       % Change
                               ------     --------      ------------
North America                     45%        (5%)          (9%)
Europe                            28%        (8%)          (8%)
Asia-Pacific / Middle East        20%        (5%)          (5%)
Latin America                      7%        (2%)          (2%)
                                 ----
Total                            100%        (6%)          (8%)

Excluding acquisitions, approximately half of the decline in shipment volume was due to the loss of a portion of the business associated with a major international customer and 16% of the decline was due to a shift in our viscosity modifier product line from liquids to higher-value concentrated solid form. All geographic zones were affected by the loss of business with this customer and the viscosity modifier shift, though the effects were mostly seen in North America and Europe. In addition, weak worldwide demand for lubricants negatively impacted volume for the year. We believe that the economic and political conditions within certain countries of the Asia-Pacific / Middle East region contributed to the volume decline in this zone. See the "Segment Analysis" section for additional explanations of shipment volume changes by business segment and geographic zone in 2003 compared with 2002. We are seeing indications that customer demand is firming and we believe customer demand will strengthen in 2004.

The 9% increase in average selling price was due to a 5% increase in the combination of price and product mix and 4% favorable currency effects. We combine the impact of price and product mix, as frequent product changes in our lubricant additives segment have made it difficult to distinguish between the two components. Sequentially, the fourth quarter 2003 average selling price was 3% higher than the third quarter of 2003, due to favorable currency effects, and 6% higher than the first quarter of 2003, due to favorable currency effects and price increases implemented in the first half of the year. In February 2004, we announced an additional price increase in the lubricant additives segment.

ANALYSIS OF COSTS AND EXPENSES

                                                                                                    Excluding Acquisitions
                                                                                                    -----------------------
(Millions of Dollars)                         2003           2002        $ Change       % Change    $ Change       % Change
--------- -- --------                       --------       --------      --------       --------    --------       --------
Cost of sales                               $1,507.8       $1,416.3       $ 91.5            6%        $61.7            4%
Selling and administrative expenses            202.9          196.9          6.0            3%          2.2            1%
Research, testing and
 development expenses                          167.0          168.3         (1.3)          (1%)        (2.9)          (2%)
Restructuring charge                            22.5             --         22.5            *          22.5            *
                                            --------       --------       ------                      -----
Total costs and expenses                    $1,900.2       $1,781.5       $118.7            7%        $83.5            5%
                                            ========       ========       ======                      =====

* Calculation not meaningful

Cost of sales increased due to higher average raw material cost and higher manufacturing expenses, partially offset by lower shipment volume. Average raw material cost increased 9% in 2003 compared with 2002, primarily due to 6% higher raw material prices and, to a lesser extent, unfavorable currency effects. Raw material prices started to increase in the second half of 2002 and continued to increase in the first and third quarters of 2003. Sequentially, the fourth quarter 2003 average raw material cost increased 2% compared with the third quarter and 7% compared with the first quarter, primarily due to higher raw material prices driven by higher prices of crude oil and natural gas and unfavorable currency effects. We believe raw material costs will continue to increase during the first half of 2004.

Manufacturing expenses, which are included in cost of sales, increased 14% (12% excluding acquisitions) in 2003 compared with 2002. The increase was due to unfavorable currency effects, acquisitions, higher utility expenses and higher salary and benefit expenses, partially offset by a reduction in variable pay expense. In addition, total manufacturing expenses in 2003 included a $2.6 million reclassification of expenses at certain subsidiaries of our specialty chemicals operating segment that were charged in 2002 to selling and administrative expenses or material costs. We expect natural gas utility costs to remain high in 2004, which will continue to affect our manufacturing expenses.

Cost of sales in 2003 also included approximately $3.4 million in manufacturing expenses to cover costs associated with two fires that occurred during the second quarter of 2003. In April 2003, an after-working-hours fire destroyed a metalworking additive blending facility we leased in Detroit. There were no injuries, nor any damage to a near-by warehouse where we stored finished goods. We were able to supply customers from this warehouse and have permanently shifted production to our Painesville, Ohio, plant. In April 2003, a fire associated with a maintenance shutdown occurred in a dispersant production unit at our plant in Le Havre, France. Again, there were no injuries and we were able to continue to supply customers from other facilities.

Excluding currency effects, acquisitions and the cost associated with the fires, consolidated manufacturing expense increased 5% over 2002.

Gross profit (net sales less cost of sales) decreased $22.7 million, or 4% ($35.8 million, or 6%, excluding acquisitions), in 2003 compared with 2002. Our gross profit percentage (gross profit divided by net sales) decreased to 26.4% in 2003 compared with 28.5% in 2002. Excluding the impact of acquisitions, our gross profit percentage was 26.3% in 2003. These decreases primarily were due to lower shipment volume, higher average raw material cost and higher manufacturing expenses, partially offset by higher average selling price and favorable net currency effects.

The selling and administrative expenses increase, excluding acquisitions, was due to higher salary and benefit expenses and unfavorable currency effects, partially offset by lower variable pay expense and the reclassification to manufacturing expense of approximately $1.1 million of specialty chemicals costs that were classified as selling and administrative expenses in 2002.

The timing and amount of research, testing and development expenses (technology expenses) are affected by lubricant additive segment product standards, which change periodically to meet new emissions, efficiency, durability and other performance factors as engine and transmission designs are improved by original equipment manufacturers (OEMs). The decrease in technology expenses was due to lower testing activity at outside laboratories and a reduction in our variable pay expense, partially offset by unfavorable currency effects and higher salary and benefit expenses. In addition, technology expenses in 2003 included a write-down of $1.1 million related to a former technical facility in Japan that we sold during the third quarter of 2003. During 2003, approximately 82% of our technology cost was incurred in company-owned facilities and 18% was incurred at third-party testing facilities, compared with 78% and 22%, respectively, in 2002. In 2003, we completed a development program for GF-4, the U.S. passenger car motor oil technical standard that is scheduled for commercial introduction in 2004. We do not expect a major shift by our customers to GF-4 before the fourth quarter of 2004.

In 2003, we recorded a restructuring charge of $22.5 million, or $.29 per share, related to the separation of approximately 250 employees in the United States, Europe and India, comprising 5% of our worldwide workforce. The components of the restructuring charge are shown in the table below:

COMPONENTS OF THE RESTRUCTURING CHARGE

(Millions of Dollars)          U.S.    Europe   India      Total
Employee severance            $11.2     $4.6    $1.5      $17.3
Asset impairments                        3.3                3.3
Other*                          1.6       .3                1.9
                              -----     ----    ----      -----
Total restructuring charge    $12.8     $8.2    $1.5      $22.5
                              =====     ====    ====      =====

* Other costs primarily include outplacement costs

In November 2003, we announced workforce reductions of approximately 150 employees primarily at our headquarters in Wickliffe, Ohio, at our Deer Park and Bayport, Texas manufacturing facilities and at our Hazelwood, England, technical facility. This resulted in a restructuring charge primarily for employee severance costs in both the United States and England. The workforce reductions were completed prior to the end of 2003. The charge for Europe also included costs associated with the restructuring program announced in February 2003, for our Bromborough, England, intermediate production and blending facility. We have eliminated some capacity at this facility and substantially completed workforce reductions of 45 positions. An asset impairment charge of $3.3 million was recorded at Bromborough for production units taken out of service. The charge for Europe also included some severance-related costs for the closing of a sales office in Scandinavia. The charge for India pertains to a voluntary separation program of approximately 55 employees at our joint venture in India.

The 2003 restructuring programs were undertaken to achieve a more competitive cost structure, primarily within the lubricant additives segment, and to help mitigate cost pressures from higher energy, pension, health care and insurance expenses. Annual savings are projected to be approximately $20 million, of which approximately $5 million were realized in 2003.

Excluding the effects of currency and acquisitions, we estimate 2004 operating expenses, which consist of manufacturing, selling, administrative and technology expenses, will be approximately the same as 2003.

ANALYSIS OF OTHER ITEMS AND NET INCOME

                                                                                                       Excluding Acquisitions
                                                                                                       ----------------------
(Millions of Dollars)                           2003           2002        $ Change       % Change    $ Change      % Change
---------------------                           ----           ----        --------       --------    --------      --------
Other expense - net                          $   (1.6)      $   (5.4)       $  3.8            *         $ 4.5           *
Interest expense - net                          (21.3)         (16.6)         (4.7)           *          (4.7)          *
Income before income taxes and
 cumulative effect of change in
 accounting principle                            129.1          180.4        (51.3)         (28%)       (58.5)        (32%)
Provision for income taxes                        38.3           54.1        (15.8)         (29%)       (17.9)        (33%)
Income before cumulative effect of
 change in accounting principle                   90.8          126.3        (35.5)         (28%)       (40.6)        (32%)
Cumulative effect of change in
 accounting principle                               --          (7.8)          7.8            *           7.8           *
Net income                                   $    90.8        $118.5        $(27.7)         (23%)      $(32.8)        (28%)

* Calculation not meaningful

The favorable change in other income (expense) primarily was due to increased currency exchange translation gains.

Interest income decreased $2.9 million in 2003 compared with 2002 as a result of lower interest rates. Interest expense increased $1.8 million in 2003 compared with 2002, due to the absence of the interest rate swap agreements that we utilized in 2002. In 2002, we had swap agreements that reduced interest expense by approximately $4.2 million ($3.1 million impact from outstanding swap and $1.1 million amortization of deferred gain). We terminated the interest rate swap agreements in 2002 and recorded an unrecognized gain, which is being amortized as a reduction of interest expense through December 1, 2008. Amortization of the unrealized gain reduced interest expense in 2003 by approximately $2.7 million.

During 2003, the U.S. dollar weakened against most currencies, especially the euro. We believe the change in currency exchange rates in 2003, as compared with 2002 exchange rates, had a favorable effect on 2003 net income.

We had an effective tax rate of 29.7% in 2003 as compared with 30.0% in 2002. The 2003 effective tax rate was lower than the U.S. federal and state statutory rate of 35%, primarily due to significant nontaxable translation gains at foreign subsidiaries utilizing a U.S. dollar functional currency. The low effective tax rate in 2002 was due primarily to a non-recurring U.S. tax benefit resulting from the charitable contribution of technology, partially offset by nontaxable translation losses.

As a result of the factors described above, income per share before the cumulative effect of a change in accounting principle was $1.76 in 2003 compared with $2.45 in 2002. The restructuring charge reduced earnings in 2003 by $.29 per share.

During the first half of 2002, we completed the impairment analysis required for Statement of Financial Accounting Standards 142 (SFAS 142), "Goodwill and Other Intangible Assets," which we adopted on January 1, 2002. There was no impairment in the specialty chemicals operating segment; however, for the lubricant additives operating segment, we recorded an impairment of $7.8 million. The charge was recorded as a cumulative effect of a change in accounting principle as of January 1, 2002. There was no tax benefit associated with this charge.

After adjustment of 2002 for the cumulative effect of a change in accounting principle from the implementation of SFAS 142, net income per share was $1.76 in 2003 compared with $2.30 for 2002.

2002 RESULTS OF OPERATIONS COMPARED WITH 2001

ANALYSIS OF REVENUES

                                                                                          Excluding
                                                                                   Acquisitions & LZ India
                                                                                   -----------------------
(Millions of Dollars)                 2002          2001      $ Change    % Change   $ Change    % Change
---------------------                 ----          ----      --------    --------   --------    --------
Net sales                         $  1,980.3    $  1,839.2    $  141.1       8%       $  33.1       2%
Royalties and other revenues             3.6           5.4        (1.8)    (34%)          0.7      12%
                                  ----------    ----------    --------                -------
Total revenues                    $  1,983.9    $  1,844.6    $  139.3       8%       $  33.8       2%
                                  ==========    ==========    ========                =======

We achieved higher revenues in 2002, primarily due to higher shipment volume resulting from the consolidation of Lubrizol India Private Limited and the favorable impact of acquisitions. Higher gross profit margins were realized in 2002 compared with 2001, driven by lower average raw material cost combined with lower unit manufacturing cost (manufacturing costs per metric ton sold) and ongoing volume growth. The increased margin, elimination of goodwill amortization and a lower effective tax rate, partially offset by higher STAR (selling, testing, administrative and research) expenses, resulted in increased net income in 2002 compared with 2001.

Beginning January 1, 2002, we consolidated 100% of the revenues, costs, expenses, assets and liabilities of our joint venture, Lubrizol India Private Limited, with an offset for our partner's minority interest. Before 2002, we recorded our ownership in the joint venture as equity earnings, which was included in other income on the income statement. The change from equity to consolidation accounting resulted from an amendment to the joint venture agreement with our partner, Indian Oil Corporation Limited, which gave us operating control of Lubrizol India. We continue to own 50 percent of the voting shares. This change had no effect on our net income, but it did affect the line item comparisons for the income statement, the balance sheet and the statement of cash flows.

The increase in 2002 revenues was due to 12% higher shipment volume, partially offset by a 4% decline in average selling price. The consolidation of Lubrizol India contributed 3% to the higher volume, acquisitions in our specialty chemicals segment added 5.5% to volume and increases in ongoing shipment levels provided the remaining 3.5% of the total shipment volume increase.

Changes in our shipment volume vary by geographic area. The following table shows our 2002 shipment volume by geographic zone as well as the changes compared with 2001:

ANALYSIS OF VOLUME - 2002 VS. 2001

                                                       Excluding
                                                      Acquisitions
                                 2002                  & LZ India
                                Volume     % Change     % Change
                                ------     --------   ------------
North America                     45%        20%           7%
Europe                            29%         6%           6%
Asia-Pacific / Middle East        20%         9%          (6%)
Latin America                      6%        (3%)         (3%)
                                 ----
Total                            100%        12%         3.5%

The increases in North America and Europe were due to acquisitions and the strengthening of our business with major lubricant additives customer accounts for engine oils and specialty driveline additives, along with the strengthening of our lubricant additives markets, including coatings and inks and metalworking. The decrease in Asia-Pacific volume, excluding the consolidation of Lubrizol India, primarily was the result of business lost in Japan in mid-2001 and the weak business environment and competitive intensity in Asia. Latin America, our smallest zone, experienced volume declines as the result of economic conditions, timing of orders and some business losses after the first quarter of 2001 due to price increases.

The decrease in average selling price in 2002 compared with 2001 was due to the combination of lower prices and product mix changes. Currency had a negligible effect on average selling price for the year. Approximately half of the decline in average selling price was the result of the Chemron acquisition made in April 2002, due to its lower-priced product mix.

The decrease in royalties and other revenues in 2002 compared with 2001 primarily was due to the consolidation of Lubrizol India, effective January 1, 2002, as royalties from India were eliminated when reporting consolidated results.

ANALYSIS OF COSTS AND EXPENSES

                                                                                               Excluding
                                                                                         Acquisitions & LZ India
                                                                                         -----------------------
(Millions of Dollars)                        2002         2001       $ Change  % Change   $ Change     % Change
---------------------                        ----         ----       --------  --------   --------     --------
Cost of sales                            $  1,416.3    $  1,335.5    $   80.8     6%      $  (4.3)        0%
Selling and administrative expenses           196.9         177.4        19.5    11%         15.0         8%
Research, testing and
 development expenses                         168.3         158.5         9.8     6%          8.9         6%
                                         ----------    ----------    --------             -------
Total costs and expenses                 $  1,781.5    $  1,671.4    $  110.1     7%      $  19.6         1%
                                         ==========    ==========    ========             =======


The 2002 increase in cost of sales was due to higher shipment levels and higher manufacturing expenses, partially offset by a decline in average raw material cost. Average raw material cost decreased 6% in 2002 compared with 2001, due to both lower raw material prices and product mix changes.

Although average raw material cost decreased in 2002 compared with 2001 on an annual basis, raw material prices started to increase in the second half of 2002. Sequentially in 2002, average raw material cost increased 1% in the third quarter compared with the second quarter, and 4% in the fourth quarter compared with the third quarter, due to the combination of higher raw material prices and higher-cost product mix. There were five price increases in base oil, our highest-volume raw material, between the end of April 2002 and the middle of October 2002, along with increases in other raw material prices. To recover the rapidly rising raw material prices that were affecting our business, we implemented an additive price increase in our lubricant additives segment in December 2002 for the North America zone and in January 2003 for the rest of the world.

Manufacturing expenses, which are included in cost of sales, increased 9% (2% excluding acquisitions and the consolidation of Lubrizol India), in 2002 compared with 2001. The increase in manufacturing expenses was due to higher volume and higher compensation costs, consisting of variable pay, salary and employee benefit expenses, partially offset by lower utility expenses. Even though total manufacturing expenses increased, unit manufacturing cost was down 3% in 2002 compared with the prior year, primarily due to higher throughput and productivity improvements.

Gross profit (net sales less cost of sales) increased $60.3 million, or 12% ($37.4 million, or 7%, excluding acquisitions and the consolidation of Lubrizol India), in 2002 compared with 2001. The increase primarily was the result of higher volume and lower raw material costs, partially offset by higher manufacturing expenses and lower selling prices. Our gross profit percentage (gross profit divided by net sales) increased to 28.5% in 2002 compared with 27.4% in 2001, due to the reasons explained previously. Excluding the impact of the consolidation of Lubrizol India and acquisitions, our gross profit per-centage was 28.9% in 2002.

The 2002 increase in selling and administrative expenses, excluding acquisitions, primarily was due to higher compensation costs for existing businesses and incremental staffing and other costs associated with our strategy to expand into new markets. In addition, we recorded a $2.0 million charge for a contract claim related to an employee offsite personal injury.

The 2002 increase in research, testing and development expenses primarily was a result of four engine oil programs. The first program pertained to the U.S. passenger car motor oil technical standard, GF-4, which is slated for commercial introduction at the end of 2004. The second program pertained to the European program for reduced emission targets for both diesel and passenger car applications (Euro IV). Commercial introduction was originally anticipated for 2005, when Euro IV becomes mandatory. However, plans to offer road tax incentives in Europe pushed commercial introduction to mid-2003. This resulted in increased technology and commercial product development expense in the fourth quarter of 2002 that had not been anticipated. The third program pertained to the introduction in early 2003 of new European passenger car standards, which significantly increase performance requirements. The change in the baseline performance required by OEMs for their specifications resulted in the redevelopment of several products. The fourth program pertained to the current U.S. diesel engine oil specification, PC-9, which was formally introduced in the third quarter of 2002.

ANALYSIS OF OTHER ITEMS AND NET INCOME

                                                                                                Excluding
                                                                                          Acquisitions & LZ India
                                                                                          -----------------------
(Millions of Dollars)                      2002         2001      $ Change      % Change   $ Change      % Change
---------------------                      ----         ----      --------      --------   --------      --------
Other expense - net                     $   (5.4)    $  (15.1)    $   9.7          *       $  12.3           *
Interest expense - net                     (16.6)       (18.3)        1.7          *           1.5           *
Income before income taxes and
 cumulative effect of change in
 accounting principle                      180.4        139.9        40.5         29%         28.0          20%
Provision for income taxes                  54.1         45.8         8.3         18%          1.0          (2%)
Income before cumulative effect of
 change in accounting principle            126.3         94.1        32.2         34%         29.0          31%
Cumulative effect of change in
 accounting principle                       (7.8)        --          (7.8)         *          (7.8)          *
Net income                              $  118.5     $   94.1     $  24.4         26%      $  21.2          23%

* Calculation not meaningful

Beginning in 2002, the other income (expense) line item no longer included amortization of goodwill, due to a change in accounting standards, or equity income from Lubrizol India. Goodwill amortization expense was approximately $11.0 million in 2001. Equity income for Lubrizol India was $2.9 million in 2001. The remaining variance primarily was due to lower currency exchange translation losses.

Interest income was about even in 2002 compared with 2001. Interest expense decreased $1.6 million in 2002 compared with 2001, partially due to lower interest rates. In addition, we terminated our interest rate swap agreements, which had converted the fixed interest rate on $100 million of 5.875% debentures to a variable rate. In terminating the swaps, we received cash of $18.1 million and recorded a $17.3 million unrealized gain, which is being amortized as a reduction of interest expense through December 1, 2008, the due date of the underlying debt. Amortization of the unrealized gain reduced interest expense in 2002 by $1.1 million.

During 2002, the U.S. dollar weakened against most currencies, especially the euro and the yen, and we believe the change in currency exchange rates had a slightly favorable effect on net income as compared with the impact during 2001.

We had an effective tax rate of 30.0% in 2002, compared with 32.7% for 2001, which increased 2002 earnings by $.09 per share. The lower effective tax rate in 2002 was primarily due to the U.S. tax benefit resulting from a charitable contribution of technology made in 2002 that did not occur in 2001, along with the elimination of goodwill amortization pursuant to the new accounting standard.

As a result of the factors described above, income per share before the cumulative effect of a change in accounting principle was $2.45 in 2002 compared with $1.84 in 2001. After adjusting net income for the cumulative effect of a change in accounting principle due to the implementation of SFAS 142, net income per share was $2.30 in 2002 compared with $1.84 for 2001.

SEGMENT ANALYSIS

A description of the company's operating segments along with the products, services and markets for each of the operating segments is included in Note 13 to the financial statements. Prior year amounts have been restated to reflect reclassifications of products among the reportable segments.

OPERATING RESULTS BY SEGMENT
(Millions of Dollars)

                                              2003                2002                2001
                                            --------            --------            --------

Revenues:
  Lubricant additives                       $1,796.7            $1,798.2            $1,726.7
  Specialty chemicals                          255.4               185.7               117.9
                                            --------            --------            --------
       Total                                $2,052.1            $1,983.9            $1,844.6
                                            ========            ========            ========

Gross profit:
  Lubricant additives                       $  481.2            $  515.0            $  470.1
  Specialty chemicals                           60.1                49.0                33.7
                                            --------            --------            --------
       Total                                $  541.3            $  564.0            $  503.8
                                            ========            ========            ========

Segment operating income (loss):
  Lubricant additives                       $  201.5            $  235.2            $  205.1
  Specialty chemicals                            0.9                 0.4               (11.3)
                                            --------            --------            --------
       Total                                $  202.4            $  235.6            $  193.8
                                            ========            ========            ========


LUBRICANT ADDITIVES

Segment revenues decreased $1.5 million in 2003 compared with 2002 due to an 8% decrease in shipment volume partially offset by a 7% increase in average selling price. The increase in average selling price in 2003 primarily was due to favorable currency effects of 4.5% and the remainder was due to higher prices and favorable product mix.

Lubricant additives implemented a price increase in December 2002 for the North America zone and in January 2003 for the rest of the world. A second price increase that was structured as a surcharge was implemented in late March 2003 for North America and in late April for Asia and Latin America as well as for select products in Europe. This surcharge was designed to address the continuing rise in raw material prices and natural gas-fired utility costs that had occurred since the last price increase in the fourth quarter of 2002. In February 2004, we announced an additional price increase, effective March 2004, for products sourced from North America and effective April 2004, for products sourced from Latin America, in response to recent increases in the prices of raw materials and energy.

The following table shows the changes in shipment volume by geographic zone in 2003 compared with 2002:


ANALYSIS OF VOLUME -- 2003 vs. 2002
                                               % Change
                                               --------
North America                                    (11)%
Europe                                            (9)%
Asia-Pacific / Middle East                        (6)%
Latin America                                     (2)%
Total                                             (8)%

Approximately half of the total shipment volume decline in 2003 was due to business losses associated with a major international customer. Lower unit sales of viscosity modifiers products in 2003 also contributed to the decline, principally caused by a shift from liquid polymers to solid polymers. Generally, solids are one-tenth the volume of liquids. Excluding this shift in our viscosity modifier product line, total shipment volume decreased 7% in 2003. The shift had no impact on gross profit dollars. All geographic zones were affected by the loss of business with this customer and the viscosity modifier shift, though the effects were mostly seen in North America and Europe. The declines in North America for 2003 also were due to the conversion of some products in our specialty driveline product line to more concentrated formulations. In addition, weak worldwide demand for lubricants contributed to the declines in the North America and Europe zones in 2003. The decrease in Asia-Pacific/Middle East volume primarily was due to the weak business environment stemming from economic and political conditions in some parts of this region.

Segment gross profit (net sales less cost of sales) decreased $33.8 million, or 7%, in 2003 compared with 2002. The decrease primarily was due to lower shipment volume, higher average raw material cost and higher manufacturing expenses, partially offset by higher average selling price and favorable net currency effects. For these reasons, the gross profit percentage for this segment decreased to 26.8% in 2003, compared with 28.7% in 2002.

Direct selling, testing, administrative and research (STAR) expense decreased $2.9 million, or 1%, in 2003 compared with 2002, primarily due to lower technical spending at outside test laboratories. Segment operating income (revenues less expenses attributable to the product lines included within each segment) decreased $33.7 million, or 14%, in 2003 compared with 2002 as a result of lower gross profit and lower equity earnings from our joint venture in Saudi Arabia, partially offset by lower technology expenses.

In 2002, segment revenues increased $71.5 million, or 4%, compared with 2001, with 6% higher shipment volume. Excluding the impact of the consolidation of Lubrizol India, revenues increased $20.9 million, or 1%, due to a 3% increase in ongoing shipment volume, partially offset by a 2% decrease in average selling price. The combination of lower prices and product mix effects reduced average selling price by 3%, but partially was offset by slightly favorable currency effects, due to the weakening of the dollar against the euro and the yen.

The following table shows the changes in shipment volume by geographic zone in 2002 compared with 2001:


ANALYSIS OF VOLUME -- 2002 vs. 2001                                           Excluding LZ India
                                                      % Change                    % Change
                                                     ----------               ------------------
North America                                              7%                         7%
Europe                                                     6%                         6%
Asia-Pacific / Middle East                                 9%                        (6)%
Latin America                                             (5)%                       (5)%
Total                                                      6%                         3%

The 2002 shipment volume increases in North America and Europe primarily were due to the strengthening of our engine additives product line and, to a lesser extent, our specialty driveline product line. In North America, this increase was with major international accounts, while in Europe it was across our customer base. Excluding Lubrizol India, the decline in Asia-Pacific volume primarily was as a result of lost engine oil business in Japan in mid-2001 and the weak business environment and competitive intensity in Asia. Latin America, our smallest zone, experienced volume declines as the result of economic conditions, timing of orders and some business losses after the first quarter of 2001 due to price increases.

Segment gross profit increased $44.9 million, or 10%, in 2002 compared with 2001. Excluding the impact of the consolidation of Lubrizol India, gross profit increased by $31.8 million, or 7%. The increase was due to 3% higher shipment volume and lower average raw material cost, partially offset by increased manufacturing expenses and lower average selling price. The gross profit percentage for this segment was 28.7% in 2002 compared with 27.3% in 2001.

STAR expenses increased $20.4 million, or 8%, in 2002 compared with 2001, primarily due to higher technical expense and marketing expenses. Amortization expenses decreased by $7.8 million in 2002 compared with 2001, as 2002 expense no longer included the amortization of goodwill due to a change in accounting standards.

Segment operating income increased $30.1 million, or 15%, in 2002 compared with 2001. Excluding the impact of the consolidation of Lubrizol India, segment operating income increased $22.5 million. The increase primarily was due to higher gross profit and lower amortization expense, partially offset by higher direct technology and marketing expenses.

SPECIALTY CHEMICALS SEGMENT

Segment revenues increased $69.7 million, or 38% ($26.7 million, or 14%, excluding acquisitions), in 2003 compared with 2002. The acquisition-related increase primarily was due to the 2002 acquisitions of Dock Resins Corporation and Chemron Corporation and the 2003 acquisition of a personal care ingredients business. The 2003 increase in segment revenues, excluding acquisitions, was due to a 9% increase in shipment volume along with 4% favorable currency impact and 1% stronger price and product mix.

The following table shows the changes in shipment volume by geographic zone in 2003 compared with 2002:


ANALYSIS OF VOLUME -- 2003 vs. 2002                                           Excluding Acquisitions
                                                      % Change                       % Change
                                                     ----------               ----------------------
North America                                             36%                           7%
Europe                                                    16%                          14%
Asia-Pacific / Middle East                                31%                          26%
Latin America                                             16%                          16%
Total                                                     31%                          9%

The 2003 shipment volume increase in North America primarily was due to the 2002 acquisitions of Chemron and Dock Resins and the 2003 acquisition of a personal care ingredients business. Excluding acquisitions, the increase in North America in 2003 was due to market share gains in our consumer specialties product line along with increases in our performance coatings product line from the introduction of new products. The increase in Europe in 2003 was primarily due to market share gains and new applications in our specialty monomers products. The increase in 2003 for the Asia-Pacific / Middle East zone was spread across many of product lines and is due to an increasing focus in this region leading to new business in most of our businesses. The increase in Latin America in 2003 was due to a shift from North America to Latin America of our specialty emulsifiers products with some of our existing customers, along with some business gains of our coatings and inks, defoamer and specialty monomers products.

Segment gross profit increased $11.1 million, or 23% (decreased $2.0 million, or 4%, excluding acquisitions), in 2003 compared with 2002. Excluding acquisitions, the decrease in segment gross profit in 2003 was due to higher manufacturing expenses and average raw material cost partially offset by higher shipment volume and higher average selling price due to favorable currency effects. The increase in manufacturing expenses was due to higher shipment volume, $2.4 million in expenses associated with the integration of a multi-purpose chemical production facility in Spartanburg, South Carolina that was purchased in the second quarter of 2003, and higher manufacturing overhead to some specialty chemicals products produced at lubricant additives facilities as a result of unusually low lubricant additives volumes in 2003. The gross profit percentage for this segment was 23.6% in 2003, compared with 26.4% in 2002. The decrease in the gross profit percentage in 2003 was due to higher raw material costs and increased manufacturing expenses.

Segment operating income increased $0.5 million, or 125% (decreased $6.7 million excluding acquisitions), in 2003 compared with 2002. Excluding acquisitions, the decrease primarily was due lower gross profit, higher direct technology and selling expenses and higher amortization expenses of intangibles that resulted from acquisitions.

In 2002, segment revenues increased $67.7 million, or 57% ($12.9 million, or 11%, excluding acquisitions), compared with 2001. The acquisitions-related increase primarily was due to the acquisitions of Chemron and Kabo Unlimited, Inc. The 2002 increase in segment revenues, excluding acquisitions, was due to a 15% increase in shipment volume as a result of strengthening markets compared with 2001, partially offset by a 4% decrease in average selling price.

The following table shows the changes in shipment volume by geographic zone in 2002 compared with 2001:


ANALYSIS OF VOLUME -- 2002 vs. 2001                                           Excluding Acquisitions
                                                      % Change                      % Change
                                                     ----------               ----------------------
North America                                            218%                          14%
Europe                                                     2%                           2%
Asia-Pacific / Middle East                               242%                         242%
Latin America                                             19%                          19%
Total                                                    123%                          15%

The increase in North America shipment volume primarily was due to the acquisitions of Chemron and Kabo. Excluding acquisitions, the ongoing volume growth in North America was due to strengthening markets, particularly in our performance coatings product line, as well as the introduction of new products and some business gains in this area. The increase in the Asia-Pacific zone primarily was due to new business gains across all of our businesses. The increase in the Latin America zone was due to market share gains for our coatings and inks and specialty emulsifiers products.

Segment gross profit increased $15.3 million, or 45%, in 2002 compared with 2001. Excluding acquisitions, gross profit increased $5.5 million, or 16%. The increases primarily were due to higher shipment volume and lower average raw material cost. The gross profit percentage for this segment was 26.4% in 2002, compared with 28.6% in 2001. The decrease in the gross profit percentage primarily was due to the impact of the Chemron acquisition, due to its lower-priced product mix.

Segment operating income in 2002 was $0.4 million compared with a segment operating loss of $11.3 million in 2001. The increase was due to higher gross profit, the impact of acquisitions and the accounting change for goodwill amortization. The elimination of goodwill amortization, effective January 1, 2002, benefited this segment by approximately $2.1 million in 2002.

RETURN ON AVERAGE SHAREHOLDERS' EQUITY

Return on average shareholders' equity was 10% in 2003, 14% in 2002 and 12% in 2001 (10%, 15% and 12%, respectively, excluding the cumulative effect of the change in accounting principle in 2002). The return on average shareholders' equity is calculated as current year net income divided by the average of year-end shareholders' equity for the current and prior year. The restructuring charge in 2003 lowered the return on average shareholders' equity by approximately 2%.

WORKING CAPITAL, LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes our financial performance indicators of liquidity:

SELECTED MEASURES OF LIQUIDITY AND CAPITAL RESOURCES
----------------------------------------------------

                                              2003         2002
                                              ----         ----
Cash and short-term investments
 (millions of dollars)                     $  258.7     $  266.4
Working capital (millions of dollars)      $  638.4     $  602.0
Current ratio                                   3.1          3.0
Debt as a % of capitalization                  29.0%        31.6%
Net debt as a % of capitalization              14.2%        15.5%
Average number of days sales
 in accounts receivable                        54.1         52.7
Average number of days sales
 in inventory                                  89.4         80.6
                                            -------     --------

The following table summarizes the major components of cash flow:

SUMMARY OF CASH FLOWS
---------------------

(Millions of Dollars)                    2003        2002         2001
---------------------                    ----        ----         ----
Cash provided from/(used for):
 Operating activities                 $  194.8     $  244.9     $  195.8
 Investing activities                   (155.9)      (148.5)       (81.6)
 Financing activities                    (59.5)       (30.4)       (68.7)
Effect of exchange-rate
 changes on cash                          12.9         11.4         (2.4)
                                      ---------    --------     --------
Net increase/(decrease)
 in cash and short-term
 investments                         $   (7.7)     $   77.4    $    43.1
                                     ========      ========    =========

OPERATING ACTIVITIES

Cash provided from operating activities in 2003 decreased $50.1 million, or 20%, compared with 2002. The decrease primarily was due to lower earnings and an unfavorable change in working capital items of $9.0 million in 2003 compared with a favorable change of $13.9 million in working capital items in 2002. Lower receivable and inventory levels partially offset the increase in the other working capital items, when currency effects and acquisitions are considered.

We manage our levels of inventories and accounts receivable on the basis of average days sales in inventory and average days sales in receivables. Our target for days sales in inventory is established with the goal of minimizing our investment in inventories while at the same time ensuring adequate supply for our customers. Our 2003 target for days sales in inventory was 87.0 days. The 2003 average days sales in inventory of 89.4 days exceeded target because we built strategic stock in mid-year to secure supply of certain key materials and because shipment volume was lower than anticipated, especially in the third quarter of 2003. The 2002 average days sales in inventory of 80.6 days was below the 2002 target level of 85.0 days because of strong demand and high plant utilization in 2002. Our target for days sales in accounts receivable is established primarily as a function of the average credit terms offered to our customers. Our average days sales in receivables of 54.1 days was approximately equal to our target of 53.5 days in 2003. Our 2004 targets for inventory and receivables are 90.0 days and 53.5 days, respectively.

We reduced accounts payable and accrued liabilities by $26.8 million in 2003 compared with a buildup of $2.6 million in 2002, due to lower variable pay accrual and the timing of procurement and payment to vendors. We have not changed our payment terms to suppliers.

INVESTING  ACTIVITIES

Our capital expenditures in 2003 were $88.5 million compared with $65.3 and $66.3 million in 2002 and 2001, respectively. We manage our capital investments at the authorization level and the expenditures occur over the period required to complete the individual projects. We authorized projects totaling $105.4 million in 2003, $97.2 million in 2002 and $87.8 million in 2001. Significant capital expenditures in 2003 included the purchase and integration of a multipurpose chemical production facility in Spartanburg, South Carolina, for $5.2 million, a number of projects at our Deer Park, Texas, facility and expanded production capabilities at our joint venture in China. In 2004, we are budgeting our capital authorizations at approximately $95 million, which approximates our estimated annual depreciation expense. We also estimate capital expenditures will approximate $95 million in 2004.

In 2003, we completed two acquisitions in the specialty chemicals segment for cash totaling $68.6 million. In September 2003, we acquired a personal care ingredients business from Amerchol Corporation, a subsidiary of The Dow Chemical Company. Products from this business are utilized in a wide variety of end-use applications, including skin care and hair conditioners. Products include methyl glucoside derivatives, lanolin derivatives and Promulgen(TM) personal care ingredients. Historical annualized revenues of this acquisition approximate $30 million. In July 2003, we purchased silicone product lines from BASF with historical annualized revenues of approximately $6 million, which expanded our foam control additives business to approximately $40 million in annual revenues. Silicones are used in the manufacture of sealants, caulks and waterproofing products.

In 2002, we completed four acquisitions in the specialty chemicals segment for cash of $86.7 million. In the first quarter, we purchased Kabo, which specializes in the development, manufacture and sale of antifoam and defoaming agents to the food, fermentation, mining and wastewater industries. Kabo's product lines expanded our defoamer business. In the second quarter, we purchased Chemron, which formulates, produces and supplies specialty surfactants used in personal care products, industrial cleaners and a wide range of other consumer and industrial products. The acquisition extended our existing surfactants business into growth markets where we previously had not competed.

In October 2002, we acquired Dock Resins, which develops, manufactures and sells proprietary polymers including acrylic, methacrylic, alkyd and polyester resins to customers in the paint and coatings, printing ink, laminating, adhesives and sealants and grease markets. In October, we also acquired Brose Chemical Company, which has product lines that complement our integrated defoamer business that are now manufactured in our Kabo foam control facility. Annualized 2002 revenues from these acquisitions in the aggregate were approximately $85 million.

On January 30, 2004, we completed the acquisition of the additives business of Avecia for approximately $125 million. This additives business is headquartered in Blackley, United Kingdom, and develops, manufactures and markets high-value additives that are based on polymeric dispersion technology and used in coatings and inks. These products enrich and strengthen color while reducing production costs and solvent emissions, and are marketed under the brand names Solsperse(TM), Solplus(TM)and Solthix(TM). Historical annualized revenues of this business are approximately $50 million. We funded the acquisition through Euro 43 million borrowings ($55 million equivalent) under a 364-day credit facility, $5 million in yen borrowings and the remainder in cash. At December 31, 2003, we had a foreign currency forward contract of $125 million in order to fix the U.S. dollar price for this acquisition. (See Note 6 to the financial statements.)

FINANCING ACTIVITIES

Cash used in financing activities increased in 2003 primarily because 2002 included proceeds of $18.1 million from the termination of the interest rate swaps that did not recur in 2003. The remainder of the increase was due to a net decrease in borrowings of $6.8 million and a $4.0 million reduction of cash received from exercise of stock options.

During the first half of 2001, we repurchased approximately 1.0 million common shares for $30.0 million pursuant to our share repurchase program. We suspended this program indefinitely in the second quarter of 2001 in order to hold our financial resources for acquisitions.

CAPITALIZATION AND CREDIT FACILITIES

Our net debt as a percent of capitalization of 14.2% is relatively low, which enhances our ability to borrow funds, if needed, to make acquisitions or for other purposes. Net debt is the total of short- and long-term debt, reduced by cash and short-term investments in excess of an assumed operating cash level of $40 million and excluding unrealized gains and losses on derivative instruments designated as fair value hedges of fixed rate debt. Capitalization is shareholders' equity plus net debt.

At December 31, 2003, we had a $350 million credit facility that matures in July 2006, which allows us to borrow at or below the U.S. prime rate. There were no borrowings under this agreement at December 31, 2003. We had an additional $175 million revolving credit facility that expired in July 2003, which we chose not to renew. In January 2004, we obtained a separate revolving credit facility that enables us to borrow up to Euro 50 million for the purpose of financing European acquisitions. We borrowed Euro 43 million under this facility in January 2004. This facility expires in January 2005.

CONTRACTUAL  CASH  OBLIGATIONS

The following table shows our contractual cash obligations (in millions of dollars) under debt agreements, leases, non-cancelable purchase commitments and other long-term liabilities at December 31, 2003. Additional information on debt and operating leases can be found in Notes 5 and 12 to the financial statements.

CONTRACTUAL CASH OBLIGATIONS

                                       Payments Due by Period
                       ------------------------------------------------------
                                    Less
                                    Than 1       1-3         4-5      After 5
                         Total       Year       Years       Years      Years
                         -----      ------      -----       -----      -----
Debt                   $  389.6    $   2.9    $   54.7    $   0.1    $  331.9
Operating leases           51.6       15.0        16.5        8.5        11.6
Non-cancelable
 purchase
 commitments               72.2       24.8        42.6        4.3         0.5
Other long-term
 liabilities               40.9        1.9        15.5        8.3        15.2
                       --------    -------    --------    -------    --------
Total contractual
 cash obligations      $  554.3    $  44.6    $  129.3    $  21.2    $  359.2
                       ========    =======    ========    =======    ========

Non-cancelable purchase commitments primarily include raw materials purchased under take or pay contracts, drumming, warehousing and service contracts, terminal agreements and toll processing arrangements. Other long-term liabilities disclosed in the table represent long-term liabilities reported in our consolidated balance sheet at December 31, 2003, under "other noncurrent liabilities," excluding pension, postretirement and other non-contractual liabilities.

In 2004, we expect to make a minimum required contribution to the U.S. qualified plan in the range of $2.5 million to $3.0 million and a contribution to the U.K. plan of approximately $5.0 million. These two plans represent approximately 90% of consolidated pension obligations. In addition, non-pension postretirement benefit payments in the United States are expected to be approximately $4 million in 2004.

In addition, we have contingent obligations aggregating $18.0 million under standby letters of credit issued in the ordinary course of business to financial institutions, customers and insurance companies to secure short-term support for a variety of commercial transactions, insurance and benefit programs. These standby letters of credit expire in 2004.

We believe our future operating cash flows will be more than sufficient to cover debt repayments, other contractual obligations, capital expenditures and dividends. In addition, we believe our existing cash position, together with our untapped borrowing capacity, provides us with substantial additional financial resources. If we were to incur significant additional indebtedness (for example, to make a large acquisition) that would cause an adverse change in our current long-term debt ratings, we would expect to be able to continue to meet our liquidity needs but at some increased cost for interest and commitment fees under our credit facilities. We do not believe any such increased costs would have a material impact upon our results of operations or financial condition.

CRITICAL ACCOUNTING POLICIES

The determination and application of our accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not allow a selection among alternatives, but involve an implementation and interpretation of existing rules and the use of judgment to the specific set of circumstances existing in our business. We believe the proper implementation and consistent application of the accounting pronouncements are critical. However, not all situations are specifically addressed in the accounting rules and we use our best judgment to adopt a policy for accounting for those situations not addressed. We accomplish this by analyzing similar situations and the accounting guidance governing them, and often consult with our independent auditors about the appropriate interpretation and application of these policies.

Accounting policies for which our subjective judgment is particularly important include estimating valuation reserves and contingencies, determining the net periodic pension cost and postretirement benefit cost and accounting for business combinations and goodwill impairment. To the extent actual experience differs from our assumptions and estimates, we may have to increase or decrease these reserves and contingencies and earnings could be affected.

ACCOUNTING FOR RESERVES AND CONTINGENCIES

Our accounting policies for reserves and contingencies cover a wide variety of business activities, including reserves for potentially uncollectible receivables, slow-moving or obsolete inventory, legal and environmental exposures, and tax exposures. We accrue these reserves when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated. We review these estimates quarterly based on currently available information. Actual results may differ from our estimates and our estimates may be revised upward or downward, depending upon the outcome or changed expectations based on the facts surrounding each exposure. We discuss annually with the audit committee of our Board of Directors our reserves and contingencies, as well as our policies and processes for evaluating them.

DETERMINATION OF NET PERIODIC PENSION COST

Each year we review with our actuaries the actuarial assumptions used in the determination of U.S. net periodic pension cost, as prescribed by SFAS 87, "Employers Accounting for Pensions." The determination of net periodic pension cost is based upon a number of actuarial assumptions, including the expected return on plan assets, the discount rate for determining the funded status, and the rate of compensation increase. We also annually review our international pension plan assumptions by country with the applicable plan actuary and appropriately adjust the assumptions. Additionally, the assumptions for each of our pension plans are reviewed with the audit committee of our Board of Directors. Our net periodic pension cost for all pension plans was $14.1 million in 2003, $8.4 million in 2002 and $6.2 million in 2001. In 2003, our U.S. pension expense represented approximately 60% of the consolidated total pension expense.

Our assumption for the expected return on plan assets is based upon our long-term experience and return targets for specific investment classes. During 2003, we maintained our assumption for the U.S. plans of 9% because we believe that it represents a reasonable return that can be achieved over the long term using our current asset allocation. We did not substantially change our investment philosophy or investment mix of the asset portfolio in the U.S. plans. A change in the rate of return of 100 basis points would have the following effects on the net periodic pension cost:

INCREASE (DECREASE) IN NET PERIODIC PENSION COST FROM CHANGE IN RATE OF RETURN
------------------------------------------------------------------------------

                                             100 Basis Point
                                        ------------------------
(Millions of Dollars)                   Increase        Decrease
---------------------                   --------        --------
U.S. pension plans                        $(2.0)          $2.0
International pension plans                (1.2)           1.2
                                           ----            ---
All pension plans                         $(3.2)          $3.2
                                          =====           ====

The selection of a discount rate for pension plans is required to determine future pension obligations and represents our estimate of the available cost in the market place of settling all pension obligations through annuity purchases. We determine the discount rate based upon current market indicators, including rates of return on AA-rated corporate bonds or on long-term U.S. Treasury obligations. We lowered the 2003 discount rate assumption for our U.S. pension plans to 6.25% from 6.75% used in 2002. On a worldwide basis, the 2003 weighted average discount rate was lowered to 5.88% from 6.34% used in 2002. A change in the discount rate of 100 basis points would have the following effects on the periodic pension cost:

INCREASE (DECREASE) IN NET PERIODIC PENSION COST FROM CHANGE IN DISCOUNT RATE
-----------------------------------------------------------------------------

                                             100 Basis Point
                                         ------------------------
(Millions of Dollars)                    Increase        Decrease
--------------------                    --------        --------
U.S. pension plans                        $(2.1)          $4.3
International pension plans                (2.2)           2.5
                                           ----            ---
All pension plans                         $(4.3)          $6.8
                                          =====           ====

The value of our U.S. plan assets increased in 2003 and the value of the assets exceeds the accumulated benefit obligation liability by approximately $19 million at the end of the year. The higher investment returns in 2003 have increased the funded level of our U.S. plans. The accumulated benefit obligation for all pension plans worldwide exceeds the value of plan assets by approximately $23 million.

Changes in pension plan assumptions are expected to increase pension expense for all pension plans worldwide in 2004 by approximately $6 to $7 million, which will not have a significant impact on our financial condition or results of operations. The increase in the pension expense is due primarily to the decline in the discount rate, the addition of approximately $1.0 million of unrecognized loss amortization in 2004, market returns and other factors.

DETERMINATION OF POSTRETIREMENT BENEFIT COST

Annually we review with our actuaries the key economic assumptions used in calculating postretirement benefit cost as prescribed by SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Postretirement benefits include health care and life insurance plans. The determination of postretirement benefit cost is based upon a number of actuarial assumptions, including the discount rate for determining the accumulated postretirement benefit obligation, the assumed health care cost trend rates and ultimate health care trend rate. The same discount rate selected for the pension plan generally is used for calculating the postretirement benefit obligation. Net non-pension postretirement benefit cost was $5.6 million in 2003, $4.7 million in 2002 and $3.9 million in 2001. Our U.S. non-pension postretirement benefit cost in 2003 approximated 92% of the total non-pension postretirement benefit cost.

A change in the discount rate of 100 basis points would have the following effects on the postretirement benefit cost:

INCREASE (DECREASE) IN POSTRETIREMENT BENEFIT COST FROM CHANGE IN DISCOUNT RATE
-------------------------------------------------------------------------------

                                             100 Basis Point
                                          ----------------------
(Millions of Dollars)                     Increase      Decrease
---------------------                     --------      --------
U.S. postretirement plans                 $(1.4)          $1.7
International postretirement plans                         0.1
                                          -----           ----
All postretirement plans                  $(1.4)          $1.8
                                          =====           ====

A change in the assumed health care cost trend rate of 100 basis points would have the following effects on the postretirement benefit cost:

INCREASE (DECREASE) IN POSTRETIREMENT BENEFIT COST FROM CHANGE IN ASSUMED HEALTH
--------------------------------------------------------------------------------
CARE COST TREND RATE
--------------------

                                            100 Basis Point
                                          ----------------------
(Millions of Dollars)                     Increase      Decrease
---------------------                     --------      --------
U.S. postretirement plans                   $1.6        $(1.2)
International postretirement plans                       (0.1)
                                            ----        -----
All postretirement plans                    $1.6        $(1.3)
                                            ====        =====

ACCOUNTING FOR  BUSINESS  COMBINATIONS

During the past three years, we have completed several business combination transactions. In the future, we anticipate growing our business through additional acquisitions. We accounted for our past combinations using the purchase method of accounting, which is the only method allowed under SFAS 141, "Business Combinations." The accounting for business combinations is complicated and involves the use of significant judgment. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given including direct acquisition costs, whether it is in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values and the purchase price is allocated to the assets and liabilities based upon these fair values. Generally, the acquisition price exceeds the fair value of the tangible assets acquired and the various intangible assets also acquired must be valued. Determining the fair values of the assets and liabilities acquired involves the use of judgment, since some of the assets and liabilities acquired do not have fair values that are readily determinable. Different techniques may be used to determine fair values, including market prices, where available, appraisals, comparisons to transactions for similar assets and liabilities and present value of estimated future cash flows. Since these estimates involve the use of significant judgment, they can change as new information becomes available. During 2003, we used an outside appraiser for our largest acquisition, Amerchol products, to assist in the allocation of the purchase price to intangible assets and goodwill. The appraiser used the income approach to value the intangibles, in which the value is developed on the basis of capitalization of net earnings that would be generated for a specific stream of income attributed to an asset or group of assets. The value of the intangibles identified by the appraiser for the Amerchol products acquisition was $17.9 million and goodwill was determined to be $36.1 million. Amortization of the Amerchol intangible assets will result in annual amortization expense of approximately $.8 million.

ACCOUNTING FOR GOODWILL IMPAIRMENT

We expect acquisitions to play an important role in our future growth strategy and accordingly expect the accounting required under SFAS 142, "Goodwill and Other Intangible Assets," to be important to the fair presentation of our financial condition and results of operations. SFAS 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected October 1 as the annual evaluation date to test for potential goodwill impairment. The annual goodwill impairment test requires us to make a number of assumptions and estimates concerning future levels of earnings and cash flow, which are based upon our strategic plans. A discounted cash flow model is used to determine the fair value of each reporting unit. The integrity of the model was reviewed by an outside independent appraiser during 2002 and found to be appropriate. No impairment of goodwill was identified in the annual impairment test completed in 2003. (See Note 4 to the financial statements.)

NEW ACCOUNTING PRONOUNCEMENTS

The impact of new accounting pronouncements is reviewed and discussed in Note 2 to the financial statements.

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS (CAUTIONARY STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995)

This Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by any forward-looking statements.

We believe that the following factors, among others, could affect our future performance and cause our actual results to differ materially from those expressed or implied by forward-looking statements made in this annual report:

- the overall demand for lubricant and fuel additives on a worldwide basis, which has a slow growth rate in mature markets such as North America and Europe;

- the effect on our business resulting from economic and political uncertainty within the Asia-Pacific, Middle East and Latin American regions;

- the lubricant additive demand in developing regions such as China and India, which geographic areas are an announced focus of our activities;

- the potential negative impact on product pricing and volume demand from the consolidation of finished lubricant marketers;

- the degree of competition resulting from lubricant additive industry overcapacity;

- technology developments that affect longer-term trends for lubricant additives, such as improved equipment design, fuel economy, longer oil drain intervals, alternative fuel powered engines and emission system compatibility;

- the overall global economic environment, which affects the operating results of our specialty chemicals segment in particular;

- the extent to which we are successful in expanding our business in new and existing lubricant additives markets incorporating chemicals, systems and services for industry and transportation;

- our ability to identify, complete and integrate acquisitions for profitable growth;

- our success at continuing to develop proprietary technology to meet or exceed new industry performance standards and individual customer and original equipment manufacturers' expectations;

- the frequency of change in industry performance standards, which affects the level and timing of our technology costs, the product life cycles and the relative quantity of additives required for new specifications;

- our ability to continue to reduce complexities and conversion costs and modify our cost structure to maintain and enhance our competitiveness;

- our success in strengthening relationships and growing business with our largest customers, including those with affiliated lubricant additive companies, and retaining the business of our largest customers over extended time periods;

- the cost, availability and quality of raw materials, including petroleum-based products;

-  the cost and availability of energy, including natural gas and electricity;

- the effects of fluctuations in currency exchange rates upon our reported results from international operations, together with non-currency risks of investing in and conducting significant operations in foreign countries, including those relating to political, social, economic and regulatory factors;

- the extent to which we achieve market acceptance of our commercial development programs in the area of contaminant management and advanced fluid systems;

- significant changes in government regulations affecting environmental compliance;

- the ability to identify, understand and manage risks inherent in new markets in which we choose to expand.